Exhibit 10.2
DIONEX CORPORATION
CHANGE IN CONTROL SEVERANCE BENEFIT PLAN
Amended and Restated Effective as of December 12, 2010
Section 1. INTRODUCTION.
     The Dionex Corporation Change in Control Severance Benefit Plan (the “Plan”) was established effective as of October 5, 2001 and is hereby amended and restated effective as of December 12, 2010. The purpose of the Plan is to provide for the payment of severance benefits to certain eligible employees of Dionex Corporation and its subsidiaries (collectively, the “Company”) whose employment with the Company is terminated following a Change in Control. This Plan shall supersede any severance benefit plan, policy or practice previously maintained by the Company, with the exception of individually negotiated employment contracts or other agreements with the Company relating to severance or change in control benefits. This Plan document also is the Summary Plan Description for the Plan.
Section 2. DEFINITIONS.
     For purposes of the Plan, the following terms are defined as follows:
     (a) “Base Salary” means the Eligible Employee’s annual base salary as in effect during the last regularly scheduled payroll period immediately preceding the Change in Control or as increased thereafter.
     (b) “Board” means the Board of Directors of Dionex Corporation.
     (c) “Change in Control” is defined as one or more of the following events:
          (i) there is consummated a sale or other disposition of all or substantially all of the assets of Dionex Corporation (other than a sale to an entity where at least fifty percent (50%) of the combined voting power of the voting securities of such entity are owned by the stockholders of Dionex Corporation in substantially the same proportions as their ownership of Dionex Corporation immediately prior to such sale);
          (ii) any person, entity or group (other than Dionex Corporation, a subsidiary or affiliate of Dionex Corporation, or a Dionex Corporation employee benefit plan, including any trustee of such plan acting as trustee) becomes the beneficial owner, directly or indirectly, of securities of Dionex Corporation representing fifty percent (50%) or more of the combined voting power of Dionex Corporation’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction;
          (iii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) Dionex Corporation and, immediately after the consummation of such transaction, the stockholders immediately prior to the consummation of such transaction do not own, directly or indirectly, outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such transaction or more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such transaction; or

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          (iv) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) Dionex Corporation and, immediately after the consummation of such transaction, the stockholders immediately prior to the consummation of such transaction do not own, directly or indirectly, outstanding voting securities representing at least seventy percent (70%) of the combined outstanding voting power of the surviving entity in such transaction or at least seventy percent (70%) of the combined outstanding voting power of the parent of the surviving entity in such transaction, and the chief executive officer of Dionex Corporation is not the chief executive officer of the surviving entity immediately after such transaction.
     (d) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and other applicable guidance promulgated thereunder.
     (e) “Company” means Dionex Corporation and it subsidiaries or, following a Change in Control of Dionex Corporation, the surviving entity resulting from such transaction.
     (f) “Constructive Termination” means a voluntary termination of employment by an Eligible Employee after one of the following is undertaken without the Eligible Employee’s express written consent:
          (i) the assignment to the Eligible Employee of duties or responsibilities that results in a material diminution in the Eligible Employee’s authority, duties or responsibilities as in effect immediately prior to the Change in Control; provided, however, that a change in the Eligible Employee’s title or reporting relationships by itself shall not provide the basis for a Constructive Termination;
          (ii) a greater than ten percent (10%) reduction in the Eligible Employee’s base salary, as in effect immediately prior to the Change in Control (or as increased thereafter);
          (iii) a change in the Eligible Employee’s business location of more than 35 miles from the business location immediately prior to the Change in Control; or
          (iv) a material breach by Dionex Corporation of any provisions of the Plan or any enforceable written agreement between the Company and the Eligible Employee; or the failure of Dionex Corporation to arrange for the assumption of this Plan by its successor or assign.
          In order to constitute a Constructive Termination, (i) the Eligible Employee must provide written notice to Dionex Corporation of the occurrence of one or more of the foregoing events within thirty (30) days following the initial occurrence of the event, and (ii) Dionex Corporation shall not be required to provide any severance benefits under the Plan if it is able to remedy such event(s) within a period of thirty (30) days following such notice.
     (g) “Continuation Period” means the period for which an Eligible Employee is entitled to receive the benefits described in Section 4(c). The Continuation Period is twelve (12) months.
     (h) “Covered Termination” means an Involuntary Termination Without Cause or a Constructive Termination, either of which occurs within thirteen (13) months following the effective date of a Change in Control.
     (i) “Eligible Employee” means an executive employee of the Company who has been designated in writing by the Board as an eligible employee and whose employment with the Company terminates due to a Covered Termination.

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     (j) “Involuntary Termination Without Cause” means an involuntary termination of employment by the Company other than for one of the following reasons:
          (i) a refusal or failure to follow the lawful and reasonable directions of the Board of Directors or individual to whom the Eligible Employee reports, which refusal or failure is not cured within 30 days following delivery of written notice of such conduct to the Eligible Employee;
          (ii) a material failure by the Eligible Employee to perform his or her duties in a manner reasonably satisfactory to the Board of Directors that is not cured within 30 days following delivery of written notice of such failure to the Eligible Employee; or
          (iii) a conviction of a felony involving moral turpitude that is likely to inflict or has inflicted material injury on the business of the Company.
Section 3. ELIGIBILITY FOR BENEFITS.
     (a) General Rules. Subject to the requirement set forth in this Section, the Company will provide the severance benefits described in Section 4 of the Plan to Eligible Employees. In order to be eligible to receive benefits under the Plan, an Eligible Employee must execute a general waiver and release in substantially the form attached hereto as Exhibit A, Exhibit B or Exhibit C, as appropriate, and such release must become effective in accordance with its terms. The Company, in its sole discretion, may modify the form of the required release to comply with applicable law. Subject to the foregoing, the Company, in its sole discretion, shall determine the form of the required release.
     (b) Exceptions to Benefit Entitlement. An employee who otherwise is an Eligible Employee will not receive benefits under the Plan, or potentially will receive reduced benefits in the case of clause (i), in any of the following circumstances, as determined by the Company in its sole discretion:
          (i) The employee has executed an individually negotiated employment contract or agreement with the Company relating to severance or change in control benefits that is in effect on his or her termination date, in which case the benefits under the Plan shall be offset (dollar for dollar in the case of cash severance benefits) by the benefits provided under such individually negotiated contract or agreement so as to prevent the duplication of benefits.
          (ii) The employee’s employment with the Company is involuntarily terminated by the Company other than in an Involuntary Termination without Cause.
          (iii) The employee voluntarily terminates employment with the Company and such termination does not constitute a Constructive Termination. Voluntary terminations include, but are not limited to, resignation, retirement or failure to return from a leave of absence on the scheduled date.
          (iv) The employee voluntarily terminates employment with the Company in order to accept employment with another entity that is wholly or partly owned (directly or indirectly) by Dionex Corporation or an affiliate of Dionex Corporation.
          (v) The employee is offered immediate reemployment by a successor to Dionex Corporation or by a purchaser of its assets, as the case may be, following a change in ownership of Dionex Corporation or a sale of all or substantially all the assets of a division or business unit of Dionex Corporation. For purposes of the foregoing, “immediate reemployment” means that the employee’s employment with the successor to Dionex Corporation or the purchaser of its assets, as the case may be, results in uninterrupted employment such that the employee does not suffer a lapse in pay as a result of

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the change in ownership of Dionex Corporation or the sale of its assets. Notwithstanding the foregoing, such offer of “immediate reemployment” shall not prevent an employee from qualifying as an Eligible Employee who may become entitled to benefits under the Plan if such offer would permit the employee to voluntarily terminate employment as a Constructive Termination.
Section 4. AMOUNT AND PAYMENT OF BENEFIT.
     (a) Base Salary. Each Eligible Employee shall receive twelve (12) months of Base Salary. Subject to Section 4(f), such amount shall be paid in substantially equal installments commencing upon the Eligible Employee’s termination of employment pursuant to the Company’s regularly scheduled payroll periods and shall be subject to all required tax withholding.
     (b) Bonus Payment. Each Eligible Employee shall receive a bonus payment equal to the average of the Eligible Employee’s annual bonuses paid by the Company with respect to the last three (3) complete fiscal years of the Company for which the Eligible Employee was eligible to receive a bonus (or such fewer fiscal years of the Company for which such Eligible Employee was eligible to receive an annual bonus); provided, however, that if an Eligible Employee’s Covered Termination occurs during the first fiscal year for which he or she was eligible to receive an annual bonus, such Eligible Employee shall receive a bonus payment based on the Eligible Employee’s performance through the Covered Termination. Subject to Section 4(f), such amount shall be paid in a lump sum upon the Eligible Employee’s termination of employment and shall be subject to all required tax withholding.
     (c) Continued Insurance Benefits.
          (i) US Employees. Provided that the Eligible Employee elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall pay the portion of premiums of each Eligible Employee’s group medical, dental and vision coverage, including coverage for the Eligible Employee’s eligible dependents, that the Company paid prior to the Covered Termination, for the Continuation Period; provided, however, that no such premium payments shall be made following the effective date of the Eligible Employee’s coverage by a medical, dental or vision insurance plan of a subsequent employer. Each Eligible Employee shall be required to notify the Company immediately if the Eligible Employee becomes covered by a medical, dental or vision insurance plan of a subsequent employer. No provision of this Plan will affect the continuation coverage rules under COBRA, except that the Company’s payment of any applicable insurance premiums during the Continuation Period will be credited as payment by the Eligible Employee for purposes of the Eligible Employee’s payment required under COBRA. Therefore, the period during which an Eligible Employee may elect whether or not to continue the Company’s group medical, dental or vision coverage under COBRA, the length of time during which COBRA continuation coverage will be made available to the Eligible Employee, and all other rights and obligations of the Eligible Employee under COBRA will be applied in the same manner that such rules would apply in the absence of this Plan. At the conclusion of the Continuation Period, the Eligible Employee will be responsible for the entire payment of premiums required under COBRA for the duration of the COBRA continuation period. For purposes of this Section 4(c)(i), applicable premiums that will be paid by the Company during the Continuation Period shall not include any amounts payable by the Eligible Employee under a Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Eligible Employee.
          (ii) Non-US Employees. The Company shall pay the portion of premiums of each Eligible Employee’s group medical, dental and vision coverage, including coverage for the Eligible Employee’s eligible dependents, that the Company paid prior to the Covered Termination, for the Continuation Period; provided, however, that no such premium payments shall be made following the effective date of the Eligible Employee’s coverage by a medical, dental or vision insurance plan of a

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subsequent employer. Each Eligible Employee shall be required to notify the Company immediately if the Eligible Employee becomes covered by a medical, dental or vision insurance plan of a subsequent employer.
          (iii) Notwithstanding the foregoing subsections (i) and (ii), if the Company determines, in its sole discretion, that it cannot make such premium payments without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall provide to the Eligible Employee a taxable monthly payment in an amount equal to the monthly premium that the Company paid on behalf of the Eligible Employee and eligible dependents prior to the Covered Termination, which payments shall be made regardless of whether the Eligible Employee elects COBRA continuation coverage, shall commence in the month following the later of (A) the date of the Covered Termination and (B) the effective date of the Company’s determination of potential violation of applicable law and shall terminate upon the earlier of (X) the last day of the Continuation Period and (Y) the effective date of the Eligible Employee’s coverage under a medical, dental or vision insurance plan of a subsequent employer.
     (d) Acceleration of Vesting. Effective as of the date of the Covered Termination, each Eligible Employee shall be credited with full acceleration of vesting for all equity awards (including, without limitation, stock options and restricted stock units) outstanding that the Eligible Employee holds on such date and that have not yet vested. Notwithstanding the foregoing, cash amounts in respect of the assumed equity awards that are provided pursuant to Section 3.3 of the Agreement and Plan of Merger among Thermo Fisher Scientific Inc., Weston D Merger Co. and the Company dated as of December 12, 2010 (the “Merger Agreement”) shall be subject to accelerated vesting on a Covered Termination under this Plan, but the alterations set forth in clauses (i) and (ii) below shall apply provided that the Eligible Employee executes a non-revocable acknowledgment of the treatment of such Eligible Employee’s equity awards pursuant to the Merger Agreement as described in Section 3.3(c) of the Merger Agreement and enters into a restrictive covenant agreement in the form attached on Exhibit D hereto, prior to the Effective Time (as defined in the Merger Agreement):
          (i) for purposes of the definition of “Covered Termination” as such term is used in this Section 4(d) only, “thirteen (13) months” shall be replaced with “the period over which the Eligible Employee’s Assumed Awards and Assumed RSUs (as defined in Section 3.3 of the Merger Agreement) are scheduled to vest,” and
          (ii) for purposes of the definition of “Involuntary Termination without Cause” as such term is used in this Section 4(d) only, the following definition shall apply: “(i) the Eligible Employee’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof or of any jurisdiction outside of the United States; (ii) the Eligible Employee’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) the Eligible Employee’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (iv) the Eligible Employee’s gross misconduct.”
In all other respects, the other provisions of this Plan, without alteration, including, without limitation, the definition of Constructive Termination, shall apply to the accelerated vesting of cash amounts in respect of the assumed equity awards that are provided pursuant to Section 3.3 of the Merger Agreement.
     (e) Outplacement Services. On behalf of the Eligible Employee, the Company shall pay for an executive assistance program for a period not to exceed three (3) months and at a cost not to exceed $7,500 (or the foreign currency equivalent, as determined by the Company, in the case of an Eligible Employee who will be covered by an executive assistance program outside of the United States),

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provided that the Eligible Employee enrolls in the program within six (6) months following the Covered Termination.
     (f) Payment of Benefits. If the Company determines that any payments or benefits provided to an Eligible Employee pursuant to Section 4 (any such payments or benefits, the “Plan Payments”) constitute “deferred compensation” under Section 409A of the Code (together, with any state law of similar effect, “Section 409A”), such Plan Payments shall not be made or commence until the Eligible Employee has a “separation from service” for purposes of Section 409A, and if the Eligible Employee is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Plan Payments will be delayed as follows: on the earliest to occur of (1) the date that is six (6) months and one (1) day after the date of the Eligible Employee’s termination of employment, and (2) the date of the Eligible Employee’s death (such earliest date, the “Delayed Initial Payment Date”), the Company shall (i) pay the Eligible Employee a lump sum amount equal to the sum of the Plan Payments that the Eligible Employee would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Plan Payments had not been delayed pursuant to this Section 4(f) and (ii) commence paying the balance of the Plan Payments in accordance with the applicable payment schedule set forth in Section 4. Prior to the imposition of any delay on the Plan Payments as set forth above, it is intended that (A) each installment of the Plan Payments be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), (B) all Plan Payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii), and (C) the Plan Payments consisting of COBRA premiums also satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(9)(v). If Plan Payments, in whole or in part, are subject to Section 409A and the general waiver and release required by Section 3(a) could become effective in the calendar year following the calendar year in which the Eligible Employee separates from service, then such general waiver and release shall be deemed effective as of the latest permitted date of effectiveness for such general waiver and release.
Section 5. LIMITATIONS ON BENEFITS.
     (a) Release. To receive benefits under this Plan, an Eligible Employee must execute a release of claims in favor of the Company, in the form attached to this Plan as Exhibit A, Exhibit B or Exhibit C, as appropriate, and if necessary as modified to comply with local law, and such release must become effective in accordance with its terms.
     (b) Certain Reductions and Offsets. Notwithstanding any other provision of the Plan to the contrary, any benefits payable to an Eligible Employee under this Plan shall be reduced by any severance or change in control benefits payable by the Company to such individual under any other policy, plan, program or arrangement, including, without limitation, a contract between the Eligible Employee and any entity covering such individual. Furthermore, to the extent that any federal, state or local laws, including, without limitation, so-called “plant closing” laws or statutory severance requirements, require the Company to give advance notice or make a payment of any kind to an Eligible Employee because of that Eligible Employee’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change of control, or any other similar event or reason, the benefits payable under this Plan shall either be reduced or eliminated. The benefits provided under this Plan are intended to satisfy any and all statutory obligations that may arise out of an Eligible Employee’s involuntary termination of employment for the foregoing reasons, and the Plan Administrator shall so construe and implement the terms of the Plan.

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     (c) Mitigation. Except as otherwise specifically provided herein (including, without limitation, Section 4(c)), an Eligible Employee shall not be required to mitigate damages or the amount of any payment provided under this Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Plan be reduced by any compensation earned by an Eligible Employee as a result of employment by another employer or any retirement benefits received by such Eligible Employee after the date of the Covered Termination.
     (d) Termination of Benefits. Benefits under this Plan shall terminate immediately if the Eligible Employee, at any time, violates any proprietary information or confidentiality obligation to the Company.
     (e) Non-Duplication of Benefits. No Eligible Employee is eligible to receive benefits under this Plan more than one time.
     (f) Indebtedness of Eligible Employees. If a terminating employee is indebted to the Company or an affiliate of the Company at his or her termination date, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness.
     (g) Parachute Payments. If any payment or benefit the Eligible Employee would receive in connection with a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Eligible Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in such manner that provides the Eligible Employee with the greatest economic benefit. If more than one manner of reduction of the Payment necessary to arrive at the Reduced Amount yields the greatest economic benefit to the Eligible Employee, the components of the Payment shall be reduced pro rata.
          The accounting firm engaged by Dionex Corporation for tax compliance purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by Dionex Corporation is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Dionex Corporation shall appoint a nationally recognized accounting firm to make the determinations required hereunder. Dionex Corporation shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
          The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Dionex Corporation and the Eligible Employee within fifteen (15) calendar days after the date on which the Eligible Employee’s right to a Payment is triggered (if requested at that time by Dionex Corporation or the Eligible Employee) or such other time as requested by Dionex Corporation or the Eligible Employee. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish Dionex Corporation and the Eligible Employee with an opinion reasonably acceptable to the Eligible Employee that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon Dionex Corporation and the Eligible Employee.

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Section 6. RIGHT TO INTERPRET PLAN; AMENDMENT AND TERMINATION.
     (a) Exclusive Discretion. The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.
     (b) Amendment or Termination. Dionex Corporation reserves the right to amend or terminate this Plan or the benefits provided hereunder at any time; provided, however, that no such amendment or termination shall occur following a Change in Control if such amendment or termination would affect the rights of any persons who were employed by the Company prior to the Change in Control. Any action amending or terminating the Plan shall be in writing and executed by the Chairman of the Compensation Committee of the Board.
     (c) Assumption. Any successor or assign of Dionex Corporation shall be required to assume this Plan.
Section 7. TERMINATION OF CERTAIN EMPLOYEE BENEFITS.
     All non-health benefits (including but not limited to: life insurance, disability and 401(k) plan coverage) terminate as of the employee’s termination date (except to the extent that a conversion privilege may be available thereunder).
Section 8. NO IMPLIED EMPLOYMENT CONTRACT.
     The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.
Section 9. LEGAL CONSTRUCTION.
     This Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of California.
Section 10. CLAIMS, INQUIRIES AND APPEALS.
     (a) Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is:
Dionex Corporation
Attn: Director of Human Resources
1228 Titan Way
Sunnyvale, CA 94086
     (b) Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of

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the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:
          (i) the specific reason or reasons for the denial;
          (ii) references to the specific Plan provisions upon which the denial is based;
          (iii) a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and
          (iv) an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 10(d) below.
          This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.
          This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.
     (c) Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied. A request for a review shall be in writing and shall be addressed to:
Dionex Corporation
Attn: Director of Human Resources
1228 Titan Way
Sunnyvale, CA 94086
          A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
     (d) Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan

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Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:
          (i) the specific reason or reasons for the denial;
          (ii) references to the specific Plan provisions upon which the denial is based;
          (iii) a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and
          (iv) a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.
     (e) Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan, ERISA and any other applicable laws, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.
     (f) Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 10(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 10(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an applicant’s claim or appeal within the relevant time limits specified in this Section 10, the applicant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.
Section 11. BASIS OF PAYMENTS TO AND FROM PLAN.
     All benefits under the Plan shall be paid by the Company. The Plan shall be unfunded, and benefits hereunder shall be paid only from the general assets of the Company.
Section 12. OTHER PLAN INFORMATION.
     (a) Employer and Plan Identification Numbers. The Employer Identification Number assigned to Dionex Corporation (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 94-2647429. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 510.
     (b) Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is June 30.
     (c) Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is Dionex Corporation, Attn: Director of Human Resources, 1228 Titan Way, Sunnyvale, CA 94086.

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     (d) Plan Sponsor and Administrator. The “Plan Sponsor” and the “Plan Administrator” of the Plan is Dionex Corporation, Attn: Director of Human Resources, 1228 Titan Way, Sunnyvale, CA 94086. The Plan Sponsor’s and Plan Administrator’s telephone number is (408) 737-0700. The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.
Section 13. STATEMENT OF ERISA RIGHTS.
     Participants in this Plan (which is a welfare benefit plan sponsored by Dionex Corporation) are entitled to certain rights and protections under ERISA. An Eligible Employee is considered a participant in the Plan and, under ERISA, is entitled to:
     (a) Receive Information About the Plan and Benefits.
          (i) Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;
          (ii) Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Plan Administrator may make a reasonable charge for the copies; and
          (iii) Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.
     (b) Prudent Actions by Plan Fiduciaries. In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Plan participants and beneficiaries. No one, including the employer of the participants or any other person, may fire a participant or otherwise discriminate against participants in any way to prevent a participant from obtaining a Plan benefit or exercising his or her rights under ERISA.
     (c) Enforce Participant Rights. If a participant’s claim for a Plan benefit is denied or ignored, in whole or in part, the participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
          Under ERISA, there are steps a participant can take to enforce the above rights. For instance, if a participant requests a copy of Plan documents or the latest annual report from the Plan, if applicable, and does not receive them within thirty (30) days, he or she may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the participant up to $110 a day until he or she receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.
          If a participant has a claim for benefits that is denied or ignored, in whole or in part, he or she may file suit in a state or Federal court.
          If a participant is discriminated against for asserting his or her rights, the participant may seek assistance from the U.S. Department of Labor, or he or she may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If the participant is successful, the court may order

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the person the participant has sued to pay these costs and fees. If the participant loses, the court may order the participant to pay these costs and fees, for example, if it finds his or her claim is frivolous.
     (d) Assistance with Questions. If a participant has any questions about the Plan, the participant should contact the Plan Administrator. If a participant has any questions about this statement or about his or her rights under ERISA, or if a participant needs assistance in obtaining documents from the Plan Administrator, the participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. Participants may also obtain certain publications about their rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
Section 14. EXECUTION.
     To record the amendment and restatement of the Plan as set forth herein, effective as of December 12, 2010, the Chairman of the Compensation Committee of the Board has executed the same this 15th day of December, 2010.

DIONEX CORPORATION
By:	/s/ Roderick McGeary
Roderick McGeary
Chairman of the Compensation Committee of the Board of Directors

12.

EXHIBIT A
RELEASE
(Individual Termination, age 40 and older)
I understand and agree completely to the terms set forth in the Dionex Corporation Change in Control Severance Benefit Plan (the “Plan”). I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. Certain capitalized terms used in this Release are defined in the Plan.
I hereby confirm my obligations under the Company’s proprietary information and inventions agreement.
I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.
Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time up to and including the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to agreement or applicable law.
I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Plan for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have

1.

seven (7) days following my execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Release.

EMPLOYEE

NAME:

DATE:

2.

EXHIBIT B
RELEASE(Individual and Group Termination, under age 40)
I understand and agree completely to the terms set forth in the Dionex Corporation Change in Control Severance Benefit Plan (the “Plan”). I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. Certain capitalized terms used in this Release are defined in the Plan.
I hereby confirm my obligations under the Company’s proprietary information and inventions agreement.
I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.
Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time up to and including the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to agreement or applicable law.

EMPLOYEE

NAME:

DATE:

EXHIBIT C
RELEASE
(Group Termination, age 40 and older)
I understand and agree completely to the terms set forth in the Dionex Corporation Change in Control Severance Benefit Plan (the “Plan”). I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. Certain capitalized terms used in this Release are defined in the Plan.
I hereby confirm my obligations under the Company’s proprietary information and inventions agreement.
I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.
Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time up to and including the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to agreement or applicable law.
I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Plan for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have forty-five (45) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release; (E) this Release shall not be

1.

effective until the date upon which the revocation period has expired, which shall be the eighth day (8th) after I execute this Release; and (F) I have received with this Release a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated.

EMPLOYEE

NAME:

DATE:

2.

EXHIBIT D
FORM OF RESTRICTIVE COVENANT AGREEMENT
     THIS AGREEMENT, dated as of _________ __, 201_ is made by and between __________________, an individual residing at ______________________ (the “Employee”), and Thermo Fisher Scientific Inc., a Delaware corporation whose principal offices are located at 81 Wyman Street, Waltham, Massachusetts 02454 (“Employer”).
     WHEREAS, this Agreement is being entered into in connection with the execution of the Agreement and Plan of Merger among Employer, Weston D Merger Co. and Dionex Corporation (the “Company”), dated as of December 12, 2010 (the “Merger Agreement”);
     WHEREAS, the effectiveness of this Agreement is conditioned on the consummation of the transactions contemplated by the Merger Agreement;
     WHEREAS, prior to being acquired by Employer, the Company was a leader in the ion chromatography, chromatography data systems and high performance liquid chromatography businesses; and
     WHEREAS, as a result of its acquisition of the Company, Employer has acquired and will continue to develop and use certain trade secrets, customer lists and other proprietary and confidential information and data, which the Company has spent a substantial amount of time, effort and money, and Employer will continue to do so in the future, to develop or acquire such proprietary and confidential information and to promote and increase its good will.
     NOW, THEREFORE, in consideration of Employee’s continued employment by Employer or a subsidiary or affiliate thereof, and the amendments to the Company Change in Control Severance Benefit Plan (the “CIC Plan”) which provide Employee with enhanced vesting upon a termination of employment under certain circumstances and which are conditioned, at least in part, upon Employee’s execution and delivery of this Agreement, Employee understands and agrees to the following:
     Section 1. Employee recognizes and acknowledges that it is essential for the proper protection of the Employer’s legitimate business interests and an incentive for the Employer to enter into the Merger Agreement that Employee be restrained for a reasonable period following the Effective Time (as defined in the Merger Agreement), either voluntarily or involuntarily, from competing with Employer as set forth below.
     Employee acknowledges and agrees that for a period of thirteen (13) months after the Effective Time (the “Restricted Period”), Employee will not, directly or indirectly, engage, participate or invest in or be employed by any business within the Restricted Area, as defined below, which engages in the ion chromatography, chromatography data systems, or high performance liquid chromatography businesses (collectively, the “Competitive Businesses”); provided, however, that, during the Restricted Period, the Employee shall be permitted to directly or indirectly engage, participate or invest in or be employed by any company that engages in multiple lines of business within the Restricted Area (i) that engages in a Competitive Business but the Employee does not provide any services to a Competitive Business or (ii) if the Employee is the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer or the Chief Administrative Officer of a company that engages in multiple lines of business, including any of the Competitive Businesses, where the annual revenue generated by the Competitive Businesses constitutes less than 2% of such company’s overall annual revenue.

1.

     “Restricted Area” shall mean each state and territory of the United States of America and each country of the world outside of the United States of America in which Employer and its Subsidiaries, including the Company, had developed, marketed, sold and/or distributed its products and/or services similar to the Competitive Businesses within the last two (2) years prior to the Effective Time.
     Section 2. Employee acknowledges and agrees that during the Restricted Period, Employee will not: (i) employ, hire, solicit, induce or identify for employment or attempt to employ, hire, solicit, induce or identify for employment, directly or indirectly, any employee(s) of the Employer to leave his or her employment and became an employee, consultant or representative of any other entity including, but not limited to, Employee’s new employer, if any; and/or (ii) solicit, aid in or encourage the solicitation of, contract with, aid in or encourage the contracting with, service, or contact any person or entity that is or was, within the two (2) years prior the Effective Time, a customer or client of the Company or its subsidiaries, for purposes of marketing, offering or selling a product or service competitive with Employer.
     Section 3. During the Restricted Period, Employee will inform each new employer, prior to accepting employment, of the existence of this Agreement and provide that employer with a copy of this Agreement.
     Section 4. Employee understands and agrees that the provisions of this section shall not prevent Employee from acquiring or holding publicly traded stock or other publicly traded securities of a business, so long as Employee’s ownership does not exceed 1% percent of the outstanding securities of such company of the same class as those held by Employee or from engaging in any activity or having an ownership interest in any business that is reviewed by the Board of Directors of Employer.
     Section 5. Employee acknowledges that the time, geographic and scope of activity limitations set forth herein are reasonable and necessary to protect the Employer’s legitimate business interests. However, if in any judicial proceeding a court refuses to enforce this Agreement, whether because the time limitation is too long or because the restrictions contained herein are more extensive (whether as to geographic area, scope of activity or otherwise) than is necessary to protect the legitimate business interests of Employer, it is expressly understood and agreed between the parties hereto that this Agreement is deemed modified to the extent necessary to permit this Agreement to be enforced in any such proceedings.
     Section 6. Employee further acknowledges and agrees that it would be difficult to measure any damages caused to Employer which might result from any breach by Employee of any of the promises set forth in this Agreement, and that, in any event, money damages would be an inadequate remedy for any such breach. Accordingly, Employee acknowledges and agrees that if he or she breaches or threatens to breach, any portion of this Agreement, Employer shall be entitled, in addition to all other remedies that it may have: (i) to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to Employer; and (ii) to be relieved of any obligation to provide any further payment or benefits to Employee or Employee’s dependents in respect of the acceleration of equity-based awards set forth in Section 4(d) of the CIC Plan and Employer acknowledges and agrees that the restrictions set forth in this Agreement solely apply to the acceleration of equity-based awards set forth in Section 4(d) of the CIC Plan and do not apply to any other benefits provided under the CIC Plan.
     Section 7. Employee acknowledges and agrees that should it become necessary for Employer to file suit to enforce the covenants contained herein, and any court of competent jurisdiction awards the Employer any damages and/or an injunction due to the acts of Employee, then the Employer shall be entitled to recover its reasonable costs incurred in conducting the suit including, but not limited

2.

to, reasonable attorneys’ fees and expenses provided that Employer prevails in full on the relief sought and Employee shall be entitled to recover its reasonable costs incurred in conducting the suit including, but not limited to, reasonable attorneys’ fees and expenses should Employer not be awarded the relief sought.
     Section 8. The Employee acknowledges and agrees that this Agreement does not constitute a contract of employment and does not imply that Employer or any of its subsidiaries will continue the Employee’s employment for any period of time.
     Section 9. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement.
     Section 10. This Agreement cannot be modified, amended or changed, nor may compliance with any provision hereof be waived, except by an instrument in writing executed by the party against whom enforcement of such modification, amendment, change or waiver is sought. Any waiver by a party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict compliance with any provision of this Agreement at any time shall not deprive such party of the right to insist upon strict compliance with such provision at any other time or of the right to insist upon strict compliance with any other provision hereof at any time.
     Section 11. All notices, requests, demands, consents and other communications which are required or permitted hereunder shall be in writing, and shall be deemed given when actually received or if earlier, two days after deposit with the U.S. postal authorities, certified or registered mail, return receipt requested, postage prepaid or two days after deposit with an internationally recognized air courier or express mail, charges prepaid, addressed as follows:
     If to Employer:
Thermo Fisher Scientific Inc.
81 Wyman Street
Waltham, Massachusetts 02454
Attention: General Counsel
     If to the Employee, at the address set forth above, or to such other address as any party hereto may designate in writing to the other party, specifying a change of address for the purpose of this Agreement.
     Section 12. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     Section 13. This Agreement shall be construed and interpreted in accordance with, and shall be governed exclusively by, the laws of the Commonwealth of Massachusetts and the federal laws of the United States of America. In the event litigation is maintained by a party to this Agreement against any other party to enforce this Agreement or to seek any remedy for breach, then each party hereto shall be responsible for such party’s own attorneys’ fees and costs of suit.
     Section 14. THE EMPLOYEE ACKNOWLEDGES THAT THE EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT AND HAS HAD ADEQUATE TIME AND OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF THE EMPLOYEE’S OWN CHOOSING

3.

REGARDING THE MEANING OF THE TERMS AND CONDITIONS CONTAINED HEREIN, AND THE EMPLOYEE FURTHER ACKNOWLEDGES THAT THE EMPLOYEE FULLY UNDERSTANDS THE CONTENT AND EFFECT OF THIS AGREEMENT AND AGREES TO ALL OF THE PROVISIONS CONTAINED HEREIN.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EMPLOYEE:	THERMO FISHER SCIENTIFIC INC.

By:
[Insert Name]		Name:
Title:

4.